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                                                                    Exhibit 99.1

                              FIRST AMENDMENT TO
                          WESTERN GAS RESOURCES, INC.
                      EMPLOYEES' COMMON STOCK OPTION PLAN
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     THIS FIRST AMENDMENT (the "Amendment") to The WESTERN GAS RESOURCES, INC.
EMPLOYEES' COMMON STOCK OPTION PLAN (the "Original Plan"), is hereby adopted by the Board of Directors of Western Gas Resources, Inc. (the "Company"), effective as of February 24, 1994.

     1. Section 5 of the Original Plan is hereby deleted in its entirety and replaced, in lieu thereof, with the following:

         "5.     Common Stock Subject to Plan. The total number of shares of
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                 Common Stock which may be issued pursuant to the Plan is
                 455,000 shares of Common Stock."

     2.  The effective date of this Amendment is February 24, 1994.